                                   PAGE 1 OF 1
FOR IMMEDIATE RELEASE

UNITED PAN-EUROPE COMMUNICATIONS'
SUBSIDIARIES ANNOUNCE REPURCHASE OF THEIR NOTES


AMSTERDAM, THE NETHERLANDS - 3RD NOVEMBER 1999: United Pan-Europe Communications
(UPC) has announced that its wholly-owned subsidiary @Entertainment, Inc. ("@Entertainment") and a wholly-owned subsidiary of @Entertainment, Poland Communications, Inc. ("PCI") made offers to repurchase (the "Offers") and repurchased from the holders of the Notes (the "Repurchase of Notes" or "Repurchase") @Entertainment's 14 1/2% Series B Senior Discount Notes due 2008, 14 1/2% Senior Discount Notes due 2008, Series C Senior Discount Notes due 2008, 14 1/2% Series B Senior Discount Notes due 2009, and 14 1/2% Senior Discount Notes due 2009 (collectively, the "@Entertainment Notes") and PCI's 9 7/8% Series B Senior Notes Due 2003 and 9 7/8% Senior Notes Due 2003 (collectively, the "PCI Notes").

The Offers expired at 12:01 PM, New York City time, on November 2, 1999 (the "Expiration Date").

The Offers were made pursuant to the terms of the indentures covering each of the @Entertainment Notes and the PCI Notes (each an "Indenture" and, collectively, the "Indentures"), which provided that, following a Change of Control (as defined therein), each holder of @Entertainment Notes and PCI Notes had the right, at such holder's option, to require @Entertainment and PCI, respectively to repurchase all or a portion of such holder's @Entertainment Notes and PCI Notes at the Repurchase Price (a "Change of Control Right"). @Entertainment and PCI believe a Change of Control occurred on August 6, 1999 as a result of the acquisition by Bison Acquisition Corp., a wholly-owned subsidiary of United Pan-Europe Communication, of 99% of the outstanding common stock of @Entertainment (the "Acquisition") and the filing with the Secretary of State of the State of Delaware the Certificate of Ownership and Merger of Bison Acquisition Corp. with and into @Entertainment, with @Entertainment continuing as the surviving corporation (the "Merger").

In accordance with the terms of the Indentures governing the @Entertainment Notes and the PCI Notes, @Entertainment was required to repurchase the

@ Entertainment Notes at 101% of their accreted value per $1,000 principal amount of @Entertainment Notes at maturity on the Expiration Date plus accrued and unpaid interest and PCI was required to repurchase the PCI Notes at there purchase price of $1,010 per $1,000 principal amount of the PCI Notes, which is 101% per $1,000 principal amount of the PCI Notes (collectively the "Repurchase Prices"). As of August 1, 1999, @Entertainment had $376,943,000 aggregate principal amount at maturity of @Entertainment Notes outstanding and PCI had $129,668,000 aggregate principal amount at maturity of PCI Notes outstanding. Pursuant to its repurchase offer, @Entertainment has purchased $49,139,000 aggregate principal amount at maturity of @Entertainment Notes for an aggregate price of $26, 455, 014, and PCI has purchased $113, 237,000 aggregate principal amount of PCI Notes for an aggregate price of $114,369,370.

The repurchase of the @ Entertainment Notes and the PCI Notes pursuant to the Offers will be funded through the use of part of the proceeds from the Company's recent securities offerings.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities referenced herein.

Headquartered in Amsterdam, UPC (AEX "UPC", Nasdaq, "UPCOY") is one of the most innovative broadband communications companies in Europe and owns and operates the largest pan-European group of broadband communications networks. UPC provides cable television, telephony, high speed Internet access and programming services in twelve countries across Europe and Israel. As of September 30, 1999, UPC's systems passed approximately 9.0 million homes with more than 5.9 million basic cable subscribers. In addition, UPC's systems had 147,000 residential telephony lines and 20,000 business telephony lines, as well as 77,200 residential Internet subscribers and 3,000 business Internet subscribers. Microsoft has an interest of approximately 7.8% in UPC.

UPC is a consolidated subsidiary of UnitedGlobalComInc. (NASDAQ: "UCOMA").

@Entertainment, Inc. is the leading provider of pay television services in Poland and is engaged principally in delivering cable television and DTH satellite television services and developing, packaging and transmitting high-quality Polish-language programming. @Entertainment offers a package of 24 channels under the trade name "Wizja TV", 22 of which are Polish language channels. @Entertainment's multi-channel Polish language D-DTH service was the first D-DTH service available in Poland.

PCI is the largest cable television operator in Poland with approximately 1,699,400 homes passed and approximately 966,800 total subscribers as of June 30, 1999.


-END-

FOR FURTHER INFORMATION CONTACT:

UPC

Steve Butler, Managing Director of Capital Markets and Treasurer, UPC
Tel:     + 31 20 778 9860
Email: sbutler@upccorp.com

Henrietta Hirst, Director, Group Corporate Communications, UPC
Tel:     + 44 171 518 7996
Mobile:  + 44 7788 750880
Email: henrietta@upclondon.com

@ENTERTAINMENT/PCI

Mike Smargiassi/Chris Plunkett
Brainerd Communications
Tel:     + 1 212-986-5567
Email: smarg@braincomm.com
       plunkett@braincomm.com